As filed with the Securities and Exchange Commission on September 30, 2009
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CREXUS INVESTMENT CORP.
(Exact Name of Registrant as Specified in its Governing Instruments)

Maryland	26-2652391
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas
Suite 2902
New York, New York	10036

(Address of principal executive offices)	(Zip Code)

CreXus Investment Corp. 2009 Equity Incentive Plan
(Full Title of the Plan)

1211 Avenue of the Americas, Suite 2902
New York, New York 10036
(212) 696-0100
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal
Executive Offices)

Kevin Riordan
Chief Executive Officer and President
CreXus Investment Corp.
1211 Avenue of the Americas, Suite 2902
New York, New York 10036
 (Name and Address, of Agent for Service)

(212) 696-0100
(Telephone Number, including Area Code, of Agent for Service)
Copies to:
Phillip J. Kardis, II, Esq.
K&L Gates LLP
1601 K Street, N.W.
Washington, DC 20006
(202) 778-9000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock	202,777	$14.29	$2,897,684	$161.69

(1)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(2)

Calculated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock on September 25, 2009, as quoted on the New York Stock Exchange.

ii

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

             The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1) and are not required to be filed as part of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

             The following documents filed by CreXus Investment Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference:

             (a)          The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act on September 16, 2009.

             (b)          The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on September 3, 2009.

             All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

             Not applicable.

Item 5. Interests of Named Experts and Counsel.

             Not applicable.

Item 6. Indemnification of Directors and Officers.

             Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (or Maryland General Corporation Law or MGCL) provides that a Maryland corporation may indemnify any director or officer of a corporation who is made a party to any proceeding because of service in that capacity unless it is established that the act or omission of the director or officer was material to the

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matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the person actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director or officer has met the applicable standard of conduct. On the other hand, unless limited by the corporation’s charter, the director or officer must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors and officers.

             The Company’s charter provides that the Company’s directors, officers, employees, and agents, in the discretion of the Company’s board of directors, may be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

             The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty or committed in bad faith and was material to the cause of action adjudicated in the proceeding. The Company’s charter contains a provision providing for elimination of the liability of the Company’s directors and officers to the Company or the Company’s stockholders for money damages to the maximum extent permitted by Maryland law.

             The Company maintains policies of insurance under which the Company’s directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 7. Exemption from Registration Claimed.

             Not applicable.

Item 8. Exhibits.

             See the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

a.	The undersigned registrant hereby undertakes:

	1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of

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the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 30, 2009.

CREXUS INVESTMENT CORP.

By:	/s/ Kevin Riordan

Kevin Riordan
President and Chief Executive Officer

          Each person whose signature appears below hereby authorizes Kevin Riordan and Daniel Wickey, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Kevin Riordan	Chief Executive Officer, President and Director (principal executive officer)	September 30, 2009

Kevin Riordan

/s/ Daniel Wickey	Chief Financial Officer (principal financial and accounting officer)	September 30, 2009

Daniel Wickey

/s/ Ron Kazel	Director	September 30, 2009

Ronald Kazel

/s/ Robert Eastep	Director	September 30, 2009

Robert Eastep

/s/ Nancy J. Kuenstner	Director	September 30, 2009

Nancy J. Kuenstner

/s/ Patrick Corcoran	Director	September 30, 2009

Patrick Corcoran

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1*	Articles of Amendment and Restatement of CreXus Investment Corp.

3.2**	Form of Amended and Restated Bylaws of CreXus Investment Corp.

4.1**	Specimen Common Stock Certificate of CreXus Investment Corp.

5.1	Opinion of K&L Gates LLP (including consent of such firm)

10.3	CreXus Investment Corp. 2009 Equity Incentive Plan

10.4**	Form of Common Stock Award

10.5**	Form of Stock Option Grant

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this registration statement)

*	Incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Company’s Registration Statement on Form S-11 (Registration No. 333-160254), filed with the SEC on September 14, 2009.

**	Incorporated by reference to the like-numbered exhibit to Amendment No. 3 to the Company’s Registration Statement on Form S-11 (Registration No. 333-160254), filed with the SEC on August 31, 2009.